Exhibit 99.4

September 19, 2024

Premium Nickel Resources Ltd. Announces Board Changes

Toronto, Ontario—(Newsfile Corp. - September 19, 2024) - Premium Nickel Resources Ltd. (TSXV: PNRL) (“PNRL” or the “Company”) is pleased to announce the appointment of Mr. Paul Martin to the Board of Directors of the Company. Mr. Martin was appointed to the Board effective immediately, to fill a vacancy resulting from the retirement from the Board of Mr. John Hick.

Mr. Martin is a mining executive with over thirty years’ experience at the CEO, CFO and director levels, in challenging and changing corporate environments. He has gained significant experience through his various roles at multi-operational mining, royalty and exploration companies listed on the Toronto Stock Exchange, TSX Venture Exchange and New York Stock Exchange. He currently serves as the Chair of the Board of Red Pine Exploration and as a director of Osisko Bermuda Limited. Mr. Martin was interim CEO at Osisko Gold Royalties Ltd. from July to December 2023 and at Red Pine Exploration from March to August 2024, in each case during CEO transition periods. He was previously President and CEO at Detour Gold Corporation from 2013 to 2018 and, prior to that, CFO at Detour from 2008 until 2013. He played a significant role on the senior executive team that permitted, completed a bankable feasibility study, financed, constructed and brought into operation the large-scale Detour Lake gold mine. Mr. Martin has worked in various senior financial roles at New Gold Inc., Gabriel Resources Ltd. and TVX Gold Inc. He has significant experience in governance matters related to publicly listed companies and holds the designation of CPA, CA.

John Hick has been a director of the Company since August, 2022, and prior to that Mr. Hick was a director of the Company’s predecessor, North American Nickel, Inc., from February 2021. Mr. Hick has served at various times as the Lead Director of the Company, the Chair of its Audit Committee and the Chair of its Compensation Committee.

With Mr. Hick’s retirement from the Board, and the appointment of Mr. Martin as a director, the Board now consists of eight directors, namely James Gowans (Chair), Mark Christensen, Jason LeBlanc, Norman MacDonald, Paul Martin, Keith Morrison, Don Newberry and William O’Reilly.

Keith Morrison, CEO of PNRL, commented: “I welcome Paul to PNRL. Paul brings to the Board the benefit of his many years of direct relevant experience in international mining finance, strategic planning, project development and operations, and governance. He has important contributions to make as we move forward with our plans for the redevelopment of the Company’s Botswana mines. I want to acknowledge and thank John Hick for his contributions to the growth and development of the Company during his tenure as a Director of PNRL and of North American Nickel, and in particular for his leadership in various roles at the Board level and for his continuing support and commitment to the success of the Company.”

About Premium Nickel Resources Ltd.

PNRL is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

PNRL is committed to governance through transparent accountability and open communication within our team and our stakeholders. Our skilled team has worked over 100 projects collectively, accumulating over 400 years of resource discoveries, mine development and mine re-engineering experience on projects like the Company’s Selebi and Selkirk mines. PNRL’s senior team members have on average more than 20 years of experience in every single aspect of mine discovery and development, from geology to operations.

ON BEHALF OF THE BOARD OF DIRECTORS

Keith Morrison

Director and Chief Executive Officer

Premium Nickel Resources Ltd.

For further information about Premium Nickel Resources Ltd., please contact:

Jaclyn Ruptash

Vice President, Communications and Government and Investor Relations

+1 (604) 770-4334

Cautionary Note Regarding Forward-Looking Statements:

Certain statements contained in this news release may be considered “forward-looking statements” within the meaning of applicable Canadian securities laws, including: the intention to add new directors to the Board, anticipated key qualifications of such new directors, the intention to appoint an independent Chair of the Board and the intention to advance the Company’s Botswana assets. These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Forward-looking statements are not guarantees of performance. Words such as “may”, “will”, “would”, “could”, “expect”, “believe”, “plan”, “anticipate”, “intend”, “estimate”, “continue”, or the negative or comparable terminology, as well as terms usually used in the future and the conditional, are intended to identify forward-looking statements. Information contained in forward-looking statements reflects assumptions that management believes to be appropriate in the circumstances. The Company considers its assumptions to be reasonable based on information currently available but cautions the reader that their assumptions regarding future events, many of which are beyond the control of the Company, may ultimately prove to be incorrect since they are subject to risks and uncertainties that affect the Company and its businesses.

The forward-looking statements set forth herein concerning the Company reflect management’s expectations as at the date of this news release and are subject to change after such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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